UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

SIERRA BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, If other than the Registrant)

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May 2, 2008

Dear Fellow Shareholder:

By now you should have received proxy materials from your Board of Directors relating to re-electing the four directors in the management slate—Morris Tharp, Bob Fields, Linda Scearcy and Jim Holly, and a YELLOW proxy card to be used for this purpose. You have probably also received materials from Patricia Childress, who is challenging the Board recommended slate. As you review these materials, I would ask you to consider the following points:

•

The team in place and the current Board have managed the Company’s affairs to a level of prosperity enjoyed by few banking organizations in the history of California. The Board has worked hard and successfully to enhance shareholder value throughout our organization’s history and we believe our results speak for themselves. The Company achieved return on equity (“ROE”) of over 20% every year from 2004 through 2007. Even in the highly challenging first quarter of 2008, when so many banks have reported losses or substantially reduced earnings, we achieved ROE of nearly 20%. Our stock performance over the past three decades has been truly phenomenal, and over the past five years, our stock has outperformed comparable institutions on the SNL Bank index by a factor of nearly two to one.

•

The Board’s augmentation plan is to seek new members who will either provide breadth of expertise, such as Linda Scearcy, a certified public accountant who was added to the Board in December; or enhance the Board’s geographic representation to include our other market areas in addition to Porterville. This additional geographic representation has recently become more important due to the prospect of competition from de novo banks in two of those market areas. As a result, we are concentrating our selection efforts in this direction. Over the years, six of our founding directors have passed away, and in many cases have left substantial blocks of shares to their relatives. It has not been our practice to award Board seats based simply on this circumstance, as we look instead to the qualifications of the individual and the needs of the Board in making our selections.

•

We believe in maintaining a Board which is almost entirely independent from management. In over 30 years, the Board has never had a single director other than the CEO who was not independent from management. In addition, our directors have always had a substantial financial stake in the Company, which has aligned our interests with those of the shareholders.

•

Throughout our history, our Board and our dedicated management team have been fully committed not only to enhancing shareholder value, but also to providing personal, high quality service to our customers, to meeting the needs of the communities we serve, and to maintaining an environment for our employees that has minimized turnover and enhanced customer relations. Of course, we are extremely proud of the national recognition and numerous awards we have received for our financial performance over the years. But we are equally proud of the recognition we have received for our service to the community and our relations with our employees. While we have grown to over $1.2 billion in assets and operate 21 branches, we remain independent in our ownership and community oriented in our service. The breadth of services we provide to our customers, together with our continued impressive financial performance even in this most challenging of times, demonstrate that we are considering new ideas on a continual basis to meet competitive pressures, and are making the decisions and implementing the programs necessary for continued success despite the serious challenges all banks are currently facing.

Other points could well be made, but the important and dominant point is that under the direction of the current Board, Sierra Bancorp has prospered in an exemplary fashion. I ask that you vote the YELLOW card for the election of Morris Tharp, Bob Fields, Linda Scearcy and Jim Holly.

Thank you once again for your investment and continued support. We look forward to seeing you at the annual meeting.

Sincerely,

Morris A. Tharp

Chairman of the Board

An additional YELLOW proxy card is enclosed for your convenience. If you have any questions or need assistance returning your proxy, please contact our proxy solicitor, MacKenzie Partners, Inc., at (212) 929-5500 (call collect) or (800) 322-2885 (call toll-free). You may also contact them by e-mail at proxy@mackenziepartners.com.